Exhibit 5.2

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

January 21, 2022

ADS-TEC Energy PLC

10 Earlsford Terrace
Dublin 2, D02 T380

Ladies and Gentlemen:

We have acted as special U.S. counsel to ADS-TEC Energy plc, a public limited company incorporated in Ireland (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (A) the issuance by the Company of up to 11,662,486 ordinary shares of the Company, nominal value $0.0001 per share (“Ordinary Shares”), which consists of (i) up to 7,187,486 Ordinary Shares that are issuable upon the exercise of 7,187,486 public warrants to purchase Ordinary Shares of the Company (the “Public Warrants”), (ii) up to 4,375,000 Ordinary Shares issuable upon the exercise of 4,375,000 private warrants to purchase Ordinary Shares of the Company (the “Private Warrants”) , and (iii) up to 100,000 Ordinary Shares issuable upon exercise of 100,000 warrants to purchase Ordinary Shares of the Company (“Lender Warrants” and, together with the Public Warrants and the Private Warrants, the “Warrants”), and (B) the offer and sale from time to time by the selling securityholders named in the Registration Statement (as defined below) or their permitted transferees of (i) up to 55,599,569 Ordinary Shares, consisting of up to (a) 43,937,083 Ordinary Shares that were issued on completion of the Company’s business combination as described in the Registration Statement, (b) 7,187,486 Ordinary Shares issuable upon exercise of the Public Warrants, (c) 4,375,000 Ordinary Shares issuable upon exercise of the Private Warrants and (d) 100,000 Ordinary Shares issuable upon exercise of the Lender Warrants, (ii) up to 7,187,486 Public Warrants, (iii) up to 4,375,000 Private Warrants and (iv) up to 100,000 Lender Warrants.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement and that certain Amended and Restated Warrant Agreement (the “Warrant Agreement”), dated December 22, 2021, by and among Continental Stock Transfer & Trust Company (the “Warrant Agent”), the Company, and European Sustainable Growth Acquisition Corp. (“EUSG”) (the “Warrant Agreement”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

Securities and Exchange Commission January 21, 2022 Page 2

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;
e.	as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Transaction Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;
f.	the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization, (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Warrant Agreement, and (iv) has the corporate power and authority to execute, deliver and perform all its obligations under the Warrant Agreement; and
g.	neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Warrants (i) conflicts or will conflict with the Memorandum and Articles of Association of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law (as defined below)), or (v) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule, or regulation of any jurisdiction.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrants, assuming the due authorization, execution and delivery of the Warrant Agreement and the Warrants by the Warrant Agent, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Securities and Exchange Commission January 21, 2022 Page 3

The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (iii) any provision waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any federal court; and (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit.

Our opinion is limited to the laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP